Exhibit 15.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements on Form S-8 (No. 333-256373) and Form F-3 (No. 333-256714, No. 333- 254818 and No. 333-259951) of our report dated May 3, 2021 with respect to our audit of the consolidated financial statements of Scienjoy Holding Corporation and Subsidiaries as of December 31, 2020, which is included in its Annual Report on Form 20-F for the fiscal year ended December 31, 2022, filed with the Securities and Exchange Commission, as amended.

/s/ Friedman LLP

New York, New York

May 8, 2023